CUSIP NO. 045327103                Schedule 13D                    Page 1 of 23

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                                 (RULE 13D-101)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13D-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(a)
                              (AMENDMENT NO. 1)(1)


                             Aspen Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                          Common Stock, par value $0.10
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    045327103
--------------------------------------------------------------------------------
                                 (CUSIP number)

          Jarlyth H. Gibson, Assistant Compliance Officer 617-951-9493
        C/o Advent International Corporation, 75 State Street, 29th Floor
                                Boston, MA 02109
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                  May 18, 2006
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box:.[ ]

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 23 Pages)


----------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 045327103                Schedule 13D                    Page 2 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Corporation
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      33,136,006
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               33,136,006
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        33,136,006
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        42.3%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        CO, IA
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 3 of 23


---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      32,521,947
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               32,521,947
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        32,521,947
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        41.8%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 4 of 23


---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Global Private Equity IV Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      16,197,804
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               16,197,804
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        16,197,804
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        26.4%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 5 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Global Private Equity III Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      4,639,041
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               4,639,041
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,639,041
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        9.3%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 6 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners GPE-IV Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      205,017
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               205,017
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        205,017
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.5%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 7 of 23


---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent PGGM Global Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      463,882
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               463,882
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        463,882
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.0%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 8 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners GPE-III Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      39,723
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               39,723
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        39,723
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.1%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 9 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners (NA) GPE-III Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      11,807
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               11,807
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        11,807
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 10 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Digital Media & Communications III Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      2,141,868
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               2,141,868
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,141,868
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.5%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 11 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Digital Media & Communications III-A Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      1,060,396
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               1,060,396
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,060,396
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.3%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 12 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Digital Media & Communications III-B Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      265,044
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               265,044
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        265,044
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.6%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 13 of 23


---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Digital Media & Communications III-C Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      4,241,474
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               4,241,474
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,241,474
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        8.6%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 14 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Digital Media & Communications III-D C.V.
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      795,242
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               795,242
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        795,242
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.7%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 15 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Digital Media & Communications III-E C.V.
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      530,198
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               530,198
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        530,198
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.2%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 16 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent Partners DMC III Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      122,922
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               122,922
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        122,922
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.3%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 17 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Energy II Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      2,186,998
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               2,186,998
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,186,998
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.6%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 18 of 23

---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners II Limited Partnership
---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a) [X]
                                                                                           (b) [ ]
---------------------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------------------
4       Source of Funds
        WC
---------------------------------------------------------------------------------------------------
5       Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2 (e)
---------------------------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES
                                      234,590
                               --------------------------------------------------------------------
         BENEFICIALLY          8      SHARED VOTING POWER

                                      None
                               --------------------------------------------------------------------
           OWNED BY            9      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               234,590
                               --------------------------------------------------------------------
             WITH              10     SHARED DISPOSITIVE POWER

                                      None
---------------------------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        234,590
---------------------------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]

---------------------------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.5%
---------------------------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
---------------------------------------------------------------------------------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 19 of 23


Item 1.  Security and Issuer

         This statement on Amendment No. 1 to Schedule 13D ("Amendment No. 1") relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in the Common Stock, par value $0.10 per share, of Aspen Technology, Inc., a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is Ten Canal Park, Cambridge, MA 02141. This Amendment No. 1 amends the initial statement on Schedule 13D filed on August 22, 2003 (the "Initial Statement"), filed by the Reporting Persons (as defined herein). This Amendment No. 1 is being filed by the Reporting Persons to amend Item 2, Item 5 and Schedule A to the Initial Statement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Initial Statement. The Initial Statement is amended as follows:

Item 2.  Identity and Background

         (a) (b) (c) (f)   This statement is being filed by the following
entities:

                  (1) Advent International Corporation, a Delaware corporation;

                  (2) Advent International Limited Partnership, a Delaware limited partnership;

                  (3) Global Private Equity IV Limited Partnership, a Delaware limited partnership;

                  (4) Advent Partners GPE-IV Limited Partnership, a Delaware limited partnership;

                  (5) Advent PGGM Global Limited Partnership, a Delaware limited partnership;

                  (6) Advent Partners GPE-III Limited Partnership, a Delaware limited partnership;

                  (7) Advent Partners (NA) GPE-III Limited Partnership, a Delaware limited partnership;

                  (8) Digital Media & Communications III Limited Partnership, a Delaware limited partnership;

                  (9) Digital Media & Communications III-A Limited Partnership, a Delaware limited partnership;

                  (10) Digital Media & Communications III-B Limited Partnership, a Delaware limited partnership;

                  (11) Digital Media & Communications III-C Limited Partnership, a Delaware limited partnership;

                  (12) Digital Media & Communications III-D C.V., a Netherlands limited partnership;

                  (13) Digital Media & Communications III-E C.V., a Netherlands limited partnership;

                  (14) Advent Partners DMC-III Limited Partnership, a Delaware limited partnership;

CUSIP NO. 045327103                Schedule 13D                    Page 20 of 23

                  (15) Advent Energy II Limited Partnership, a Delaware limited partnership;

                  (16) Advent Partners II Limited Partnership, a Delaware limited partnership;

                  (17) Global Private Equity III Limited Partnership, a Delaware limited partnership.


         Advent International Corporation is a Delaware corporation with its principal and business address at 75 State Street, Boston, Massachusetts 02109. Advent International Corporation is an investment advisory firm. Advent International Corporation is the General Partner of Advent Partners II Limited Partnership, Advent Partners DMC III Limited Partnership, Advent Partners GPE-IV Limited Partnership, Advent Partners GPE-III Limited Partnership, Advent Partners (NA) GPE-III Limited Partnership and Advent International Limited Partnership, which is in turn the general partner of Global Private Equity III Limited Partnership, Global Private Equity IV Limited Partnership, Advent PGGM Global Limited Partnership, Digital Media & Communications III Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B Limited Partnership, Digital Media & Communications III-C Limited Partnership, Digital Media & Communications III-D C.V., Digital Media & Communications III-E C.V., and Advent Energy II Limited Partnership. The principal business of Advent International Corporation is private equity investments.

         The principal business of Advent Partners II Limited Partnership, Advent Partners DMC III Limited Partnership, Advent Partners GPE-IV Limited Partnership, Advent Partners GPE-III Limited Partnership, Advent Partners (NA) GPE-III Limited Partnership, Global Private Equity III Limited Partnership, Global Private Equity IV Limited Partnership, Advent PGGM Global Limited Partnership, Digital Media & Communications III Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B Limited Partnership, Digital Media & Communications III-C Limited Partnership, Digital Media & Communications III-D C.V., Digital Media & Communications III-E C.V., and Advent Energy II Limited Partnership is to provide risk capital for, and make investments in the securities of, privately held and other businesses.

         The persons serving as directors and executive officers of Advent International Corporation are set forth on Schedule A hereto.

         The entities listed in subparagraph (1) through (17) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State, Boston, MA 02109.

         (d) (e) During the last five years, none of the Reporting Persons nor any person listed on Schedule A has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the Reporting Persons nor any person listed on Schedule A has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities

CUSIP NO. 045327103                Schedule 13D                    Page 21 of 23

subject to, Federal or State securities laws or finding any violations with respect to such laws.

Item 5.  Interest in Securities of the Issuer.

         (a) The following table sets forth the aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement (based upon 45,221,496 shares of Common Stock outstanding as May 5, 2006). The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3.

                                                                                 Number of Shares
                                                                 -------------------------------------------------     Percentage
                                                                                       Under                            of Shares
Reporting Person                                                    Common           Warrants             Total        Outstanding
------------------------------------------------------------     -----------------------------------------------------------------

Global Private Equity IV Limited Partnership (1)                  13,261,900         2,935,904          16,197,804        26.4%
Advent PGGM Global Limited Partnership (1)                           379,802            84,080             463,882         1.0%
Global Private Equity III Limited Partnership (1)                  3,798,200           840,841           4,639,041         9.3%
Digital Media & Communications III Limited Partnership (1)         1,753,648           388,220           2,141,868         4.5%
Digital Media & Communications III-A Limited Partnership (1)         868,196           192,200           1,060,396         2.3%
Digital Media & Communications III-B Limited Partnership (1)         217,004            48,040             265,044         0.6%
Digital Media & Communications III-C Limited Partnership (1)       3,472,694           768,780           4,241,474         8.6%
Digital Media & Communications III-D C.V. (1)                        651,102           144,140             795,242         1.7%
Digital Media & Communications III-E C.V. (1)                        434,098            96,100             530,198         1.2%
Advent Energy II Limited Partnership (1)                           1,790,598           396,400           2,186,998         4.6%
Advent Partners GPE-IV Limited Partnership (2)                       167,857            37,160             205,017         0.5%
Advent Partners GPE-III Limited Partnership (2)                       32,523             7,200              39,723         0.1%
Advent Partners (NA) GPE-III Limited Partnership (2)                   9,667             2,140              11,807         0.0%
Advent Partners DMC III Limited Partnership (2)                      100,642            22,280             122,922         0.3%
Advent Partners II Limited Partnership (2)                           192,069            42,521             234,590         0.5%
Advent International Limited Partnership (1)                      26,627,242         5,894,705          32,521,947        41.8%
Advent International Corporation (1), (2)                         27,130,000         6,006,006          33,136,006        42.3%

Total Group                                                       27,130,000         6,006,006          33,136,006        42.3%


         (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

         (2) AIC is the General Partner of the indicated Reporting Person. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC derives from such power.

         (b) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

         (c) On May 17, 2006, the Reporting Persons converted an aggregate of 30,300 shares of Series D-1 Convertible Preferred Stock ("Series D-1") into 3,000,000 shares of Common Stock at a conversion rate equal to the Series D-1 per share stated value of $333.00 divided by the Series D-1 per share conversion price of $3.33. On May 18, 2006, the Reporting Persons sold an aggregate of 2,900,000 shares of common stock at $11.30 per share in broker transactions pursuant to Rule 144 under the Securities Act of 1933, as amended.

CUSIP NO. 045327103                Schedule 13D                    Page 22 of 23


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 6, 2006

Global Private Equity IV Limited Partnership
Global Private Equity III Limited Partnership
Advent PGGM Global Limited Partnership
Digital Media & Communications III Limited Partnership
Digital Media & Communications III-A Limited Partnership
Digital Media & Communications III-B Limited Partnership
Digital Media & Communications III-C Limited Partnership
Digital Media & Communications III-D C.V.
Digital Media & Communications III-E C.V.
Advent Energy II Limited Partnership

By: Advent International Limited Partnership,
    General Partner
By: Advent International Corporation,
    General Partner
By: Jarlyth H. Gibson, Assistant Compliance Officer*

Advent International Limited Partnership
Advent Partners II Limited Partnership
Advent Partners GPE-IV Limited Partnership
Advent Partners GPE-III Limited Partnership
Advent Partners (NA) GPE-III Limited Partnership
Advent Partners DMC-III Limited Partnership

By: Advent International Corporation,
    General Partner
By: Jarlyth H. Gibson, Assistant Compliance Officer *

ADVENT INTERNATIONAL CORPORATION
By: Jarlyth H. Gibson, Assistant Compliance Officer *

*For all of the above:

/s/ Jarlyth H. Gibson
-----------------------------------------------
Jarlyth H. Gibson, Assistant Compliance Officer

---------------------------

CUSIP NO. 045327103                Schedule 13D                    Page 23 of 23

                                   SCHEDULE A

         The name and present principal occupation of each executive officer and director of Advent International Corporation is set forth below. The business address of each executive officer and director of Advent International Corporation is c/o Advent International Corporation, 75 State Street, Boston, Massachusetts 02109. All of the persons listed below are United States citizens.

I.       Advent International Corporation

                                    Position with                Principal
                                Advent International            Occupation
   Name                              Corporation              (if different)
   ----                         --------------------          --------------

   Peter A. Brooke                    Chairman

   Thomas H. Lauer              Senior Vice President
                                  Managing Director
                               Chief Financial Officer
                                 Assistant Secretary
                                Executive Officers'
                                  Committee Member

   Ernest G. Bachrach           Executive Officers'
                                  Committee Member

   David M. Mussafer                  Director
                                Executive Officers'
                                  Committee Member

   William C. Schmidt           Executive Officers'
                                  Committee Member

   John B. Singer               Executive Officers'
                                  Committee Member

   Steven M. Tadler                   Director
                                Executive Officers'
                                  Committee Member

   Janet L. Hennessy      Senior Vice President of Finance
                                      Partner
                              Chief Compliance Officer
                                Assistant Secretary

   John F. Brooke                     Director              General Partner of
                                                                  Brooke
                                                              Private Equity

   Mark Hoffman                       Director                  Chairman of
                                                                 Cambridge
                                                              Research Group

   David W. Watson                    Secretary                  Attorney